                                                                      EXHIBIT 12



                            PLASTIPAK HOLDINGS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)




                                                                                              Years ended
                                                                         -----------------------------------------------------
                                                                         11/2/96    11/1/97    10/31/98    10/30/99   10/28/00

Earnings before income taxes, extraordinary item                         $  7,446   $ 10,000   $ (2,530)   $  6,503   $   (388)
and change in accounting principal

Add:
              Interest on indebtedness                                      9,533     15,063     22,079      27,157     28,390
              Portion of rents representative of the interest factor        4,349      5,045      3,900       4,407      4,241
                                                                         -------------------------------------------------------


Earnings available for fixed charges                                     $ 21,328   $ 30,108   $ 23,449    $ 38,067   $ 32,243
                                                                         =======================================================

Fixed Charges:
              Interest on indebtedness                                   $  9,533   $ 15,063   $ 22,079    $ 27,157   $ 28,390
              Portion of rents representative of the interest factor        4,349      5,045      3,900       4,407      4,241
              Amortization of loan costs                                     --         --         --            22      1,243
                                                                         -------------------------------------------------------


Total fixed charges                                                      $ 13,882   $ 20,108   $ 25,979    $ 31,586   $ 33,874
                                                                         =======================================================


Ratio of earnings to fixed charges                                           1.54X      1.50X         0        1.21X         0
                                                                                                    (a)                    (a)




                                                                                                Pro Forma
                                                                                                12 months
                                                                         Nine months ended        Ended
                                                                         --------------------   ---------
                                                                         7/29/00     8/4/01     8/4/01

Earnings before income taxes, extraordinary item                         $ (7,377)   $ 10,050   $ 11,711
and change in accounting principal

Add:
              Interest on indebtedness                                     21,298      21,758     34,179
              Portion of rents representative of the interest factor        3,250       2,750      3,741
                                                                         --------------------------------


Earnings available for fixed charges                                     $ 17,171    $ 34,558   $ 49,631
                                                                         ================================

Fixed Charges:
              Interest on indebtedness                                   $ 21,298    $ 21,758   $ 34,179
              Portion of rents representative of the interest factor        3,250       2,750      3,741
              Amortization of loan costs                                      911         453        786
                                                                         --------------------------------


Total fixed charges                                                      $ 25,459    $ 24,961   $ 38,706
                                                                         ================================


Ratio of earnings to fixed charges                                              0        1.38X      1.28X
                                                                              (a)



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         (a)For the nine months ended July 29, 2000, and the years ended October
            28, 2000 and October 31, 1998, earnings were inadequate to cover fixed charges by $8,288, $1,631 and $2,530, respectively. On a proforma basis, after giving effect to the sale of the outstanding notes, the ratio of earnings to fixed charges for the nine months ended August 4, 2001 would have been 1.19X.